               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 Millennium Chemicals Inc.
........................................................................
     (Name of Registrant as Specified In Its Charter)


........................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ..................................................................

     (2) Aggregate number of securities to which transaction applies:


     ..................................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     ..................................................................

     (4) Proposed maximum aggregate value of transaction:


     ..................................................................

     (5)  Total fee paid:


     ..................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .............................................................

          (2) Form, Schedule or Registration Statement No.:


          .............................................................

          (3) Filing Party:


          .............................................................

          (4) Date Filed:


          .............................................................

[Millennium Chemicals Logo]                             230 Half Mile Road
                                                        Red Bank, NJ 07701
                                                        Tel: (732) 933-5000



                                                                 April 8, 2002


Dear Fellow Shareholder:

    It is my pleasure to invite you to attend the 2002 Annual Meeting of Shareholders of Millennium Chemicals Inc. This meeting will be held on Friday, May 17, 2002 at the Hilton New York in New York City, beginning at 10:00 a.m. The notice of Annual Meeting and the Proxy Statement accompanying this letter describe the formal business to be acted upon by the shareholders at the meeting. The meeting will also feature a report on Millennium Chemicals' performance and our prospects for the future.

    Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares. If you are a registered shareholder (a shareholder whose shares are registered in his or her own name), you may vote by telephone or through the Internet. The instructions accompanying your proxy card describe how to use these convenient services. If you hold your shares through a broker, bank or other holder of record, you may vote as specified in the instructions accompanying your proxy card. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

    I look forward to seeing you at the Annual Meeting.

                                           WILLIAM M. LANDUYT

                                           WILLIAM M. LANDUYT
                                           Chairman and
                                           Chief Executive Officer

                   Web Address http://www.millenniumchem.com

                          [Millennium Chemicals Logo]


                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 2002

                              -------------------

    Notice is hereby given that the 2002 Annual Meeting of Shareholders (the 'Annual Meeting') of Millennium Chemicals Inc., a Delaware corporation (the 'Company'), will be held at the Hilton New York, 'A' Concourse, 1335 Avenue of the Americas, New York, NY, 10019 on Friday, May 17, 2002, beginning at 10:00 a.m., Eastern Daylight Time, for the following purposes:

        1. To elect two Directors to serve until the Annual Meeting of Shareholders in 2005 and until their successors are duly elected and qualified;

        2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2002; and

        3. To consider any other matter that may properly come before the Annual Meeting.

    Only holders of record of the Company's Common Stock, par value $0.01 per share, at the close of business on March 22, 2002 will be entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.


                                        By Order of the Board of Directors,

                                        C. WILLIAM CARMEAN
                                        Senior Vice President -- General Counsel and Secretary


April 8, 2002


--------------------------------------------------------------------------------
     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY TELEPHONE OR
     THROUGH THE INTERNET, OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
     PROXY CARD. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.
--------------------------------------------------------------------------------

                          [Millennium Chemicals Logo]

                              --------------------
                                PROXY STATEMENT
                              --------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Millennium Chemicals Inc., a Delaware corporation (the 'Company'), of proxies for use at the Annual Meeting of Shareholders of the Company (the 'Annual Meeting'), to be held at the Hilton New York, 'A' Concourse, 1335 Avenue of the Americas, New York, NY, 10019 on Friday, May 17, 2002, at 10:00 a.m., Eastern Daylight Time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

    This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 8, 2002.

                                     VOTING

    Only shareholders of record at the close of business on March 22, 2002 (the 'Record Date') are entitled to notice of the Annual Meeting and to vote the shares of common stock, par value $0.01 per share, of the Company (the 'Common Stock') held by them on that date at the Annual Meeting or any postponement or adjournment thereof. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 62,900,173 shares of Common Stock were outstanding, not including 14,996,413 shares held by the Company and its subsidiaries and certain Company trusts, which are not entitled to be voted.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date and entitled to be voted will constitute a quorum. The affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy, is required for the election of Directors. The approval of any other proposal to be considered at the Annual Meeting requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, in person or by proxy. Both abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present.

    Registered shareholders (shareholders whose shares are registered in their own names) may vote by telephone or through the Internet by following the instructions included with their proxy cards. Shareholders who hold their shares in 'street name' (i.e., through a broker, bank or other holder of record) may vote by telephone or through the Internet if their proxy card includes instructions regarding telephone or Internet voting. 'Street name' shareholders who have questions regarding voting by telephone or through the Internet should contact their broker, bank or other holder of record. Shareholders who vote by telephone or through the Internet should not return their proxy cards.

    Participants in the Millennium Savings and Investment Plan; the Equistar Chemicals, LP Savings and Investment Plan; and, the Equistar Chemicals, LP Savings and Investment Plan for Represented Employees vote shares of Common Stock allocated to them under such plans by instructing the relevant plan trustee by mail, through the Internet or by telephone, as indicated on the proxy card mailed to such participants. Such instructions must be received by such trustees prior to 3:00 p.m. (Eastern Daylight Time) on May 15, 2002. If proper instructions are not received by such time, the relevant plan trustee will vote the shares in the same proportion that it votes shares for which it received timely instructions.

MULTIPLE COPIES OF ANNUAL REPORT TO SHAREHOLDERS

    If you received more than one copy of the Company's 2001 Annual Report to Shareholders, you can reduce the number of Annual Reports you receive in the future, and thus save the Company the cost of producing and mailing these reports. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the instructions provided when you vote over the Internet. Alternatively, you may log on to the Internet, go to the web site: HTTP://WWW.ECONSENT.COM/MCH and follow the instructions.

    At least one account at your address must continue to receive Annual Reports, unless you elect to view future Annual Reports and Proxy Statements over the Internet, as described under 'Electronic Access to Proxy Materials and the Annual Report,' below. Mailing of dividends, proxy statements, proxy cards and special notices will not be affected by your election to discontinue duplicate mailings of the Annual Reports. To resume the mailing of Annual Reports for an account, you may log onto the Internet, go to the web site:
HTTP://WWW.ECONSENT.COM/MCH and follow the instructions. Alternatively, you may contact the Company's Investor Relations Department at the address on page 23 of this Proxy Statement. If you own shares through a bank, broker or other nominee and receive more than one Company Annual Report, please contact that entity to eliminate duplicate mailings.

ELECTRONIC ACCESS TO PROXY MATERIALS AND THE ANNUAL REPORT

    This Proxy Statement and the 2001 Annual Report to Shareholders are available on the Company's Internet site at HTTP://WWW.MILLENNIUMCHEM.COM. Most shareholders can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail.

    If you are a shareholder of record and wish to vote your shares over the Internet, you can choose this option and save the Company the cost of producing and mailing these documents by following the instructions. You can also choose between paper documents and electronic access by logging on to the Internet, going to the website HTTP://WWW.ECONSENT.COM/MCH and following the instructions.

    If you choose to view future Proxy Statements and Annual Reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the Internet address to vote your shares online. You will not receive a paper proxy card in the mail if you elect to receive proxy materials and Annual Reports electronically. Your choice will remain in effect until you advise us otherwise by logging on to the Internet site HTTP://WWW.ECONSENT.COM/MCH and changing your instructions. Alternatively, you may contact the Company's Investor Relations Department at the address on page 23 of this Proxy Statement. You do not have to elect Internet access each year. Mailing of dividends and special notices will not be affected by your election to view Proxy Statements and Annual Reports over the Internet.

    If you hold your shares through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future Proxy Statements and Annual Reports over the Internet.

    Most shareholders who hold their shares through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to use to access the Company's Proxy Statement and Annual Report and to vote their shares.

                           OWNERSHIP OF COMMON STOCK

CERTAIN BENEFICIAL OWNERS

    The following are the only persons known by the Company as of April 9, 2002 to own beneficially more than 5% of the outstanding Common Stock as of the Record Date, not including shares held by the Company and its subsidiaries and certain Company trusts, which are not entitled to be voted.

                      NAME AND ADDRESS                        NUMBER OF        PERCENT
                    OF BENEFICIAL OWNER                         SHARES         OF CLASS
                    -------------------                         ------         --------
Barrow, Hanley, Mewhinney & Strauss, Inc. ..................  10,627,974(1)      16.9
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, TX 75204-2429
FMR Corp. ..................................................   9,485,864(2)      15.1
  82 Devonshire Street
  Boston, MA 02109
AXA Financial, Inc. ........................................   8,635,468(3)      13.7
  1290 Avenue of the Americas
  New York, NY 10104
Capital Research and Management Company ....................   6,825,000(4)      10.9
  333 South Hope Street
  Los Angeles, CA 90071

---------

(1) Based on a Schedule 13G filed with the Securities Exchange Commission (the 'SEC'), dated February 8, 2002, Barrow, Hanley, Mewhinney & Strauss, Inc. ('Barrow Hanley') has sole voting power over 1,117,548 shares, shared voting power over 9,510,426 shares and sole dispositive power over 10,627,974 shares. Vanguard Windsor Funds-Windsor II Fund ('Vanguard') filed a Schedule 13G with the SEC, dated February 11, 2002. Vanguard disclosed in its
    Schedule 13G that it has sole voting and shared dispositive power over 7,368,142 shares. Vanguard and Barrow Hanley have confirmed in writing to the Company that the 7,368,142 shares disclosed in Vanguard's Schedule 13G as beneficially owned by Vanguard are managed by Barrow Hanley and are included in the 10,627,974 shares disclosed as beneficially owned by Barrow Hanley in its Schedule 13G.

(2) Based on a Schedule 13G filed with the SEC, dated February 14, 2002, FMR Corp. has sole voting power over 3,651,617 shares and sole dispositive power over 9,485,864 shares.

(3) Based on a Schedule 13G filed with the SEC, dated February 12, 2002, AXA Financial, Inc. and its affiliates have sole voting power over 5,511,643 shares, shared voting power over 739,353 shares, sole dispositive power over 8,566,268 shares and shared dispositive power over 69,200 shares.

(4) Based on a Schedule 13G filed with the SEC, dated February 11, 2002, Capital Research and Management Company has sole dispositive power over 6,825,000 shares.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table, which is based upon information provided to the Company, sets forth the beneficial ownership of Common Stock, as of March 22, 2002, by each of the Company's Directors and executive officers and all such Directors and executive officers as a group.

                                                         NUMBER OF SHARES      % OF
                                                           BENEFICIALLY       SHARES
                         NAME                                 OWNED         OUTSTANDING
                         ----                                 -----         -----------
William M. Landuyt.....................................       372,683(a)         *
Robert E. Lee..........................................       248,611(b)         *
Lord Baker.............................................         7,233(c)         *
Worley H. Clark, Jr....................................         6,804(c)         *
Martin D. Ginsburg.....................................         6,662(c)         *
Lord Glenarthur........................................         6,875(c)         *
David J. P. Meachin....................................         2,362(c)         *
Martin G. Taylor.......................................        15,233(c)         *
C. William Carmean.....................................        18,928(d)         *
Marie S. Dreher........................................        27,873(e)         *
Timothy E. Dowdle......................................        42,187(f)         *
Peter P. Hanik.........................................       106,757(g)         *
Richard A. Lamond......................................        36,229(h)         *
John E. Lushefski......................................       121,002(i)         *
David L. Vercollone....................................        37,031(j)         *
All Directors and executive officers as a group
  (15 persons).........................................     1,056,470           1.7%

---------

 *   Represents less than 1%.

 (a) Includes 26,270 shares of earned but unvested performance-based stock awarded under the Company's Long Term Stock Incentive Plan (the '1996 Incentive Plan'), which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002: (x) 12,950 shares of
     Common Stock held in the Company's 401(k) plan for Mr. Landuyt's account;
     (y) 15,827 shares of Common Stock held for Mr. Landuyt's account in the Company's Supplemental Savings and Investment Plan (the 'Supplemental Savings Plan'); and (z) 167,788 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Also includes 2,890 shares of Common Stock held in two trusts for Mr. Landuyt's children, as to which Mr. Landuyt disclaims beneficial ownership, and 6,300 shares of Common Stock owned by Mr. Landuyt's wife, as to which Mr. Landuyt disclaims beneficial ownership. Does not include options granted under the Company's Omnibus Incentive Compensation Plan (the '2001 Incentive Plan').

 (b) Includes 18,389 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002:
     (x) 12,893 shares of Common Stock held in the Company's 401(k) plan for Mr. Lee's account; (y) 8,424 shares of Common Stock held for Mr. Lee's account in the Supplemental Savings Plan; and (z) 76,954 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Also includes 9 shares owned directly by members of Mr. Lee's immediate family, as to which Mr. Lee disclaims beneficial ownership. Does not include options granted under the 2001 Incentive Plan.

 (c) Each outside director received 1,907 shares on October 1, 2001; 1,350 shares on October 1, 2000; 978 shares on October 1, 1999; 1,074 shares on October 1, 1998; 682 shares on October 1, 1997; and, 671 shares issued on October 30, 1996 under the 1996 Incentive Plan, in each case in partial payment of annual Directors' fees. All of the outside directors have retained all of these shares except Mr. Meachin, who sold 4,300 shares in 2001.

 (d) Includes 1,053 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002:
     (x) 4,823 shares of Common Stock held in the Company's 401(k) plan for Mr. Carmean's account; (y) 1,310 shares of Common Stock held for
     Mr. Carmean's account in the Supplemental Savings Plan; and (z) 3,841 shares of Common Stock held in the Company's Salary

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     and Bonus Deferral Plan. Does not include options granted under the 1996 Incentive Plan or the 2001 Incentive Plan.

 (e) Includes 2,628 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002:
     (x) 4,457 shares of Common Stock held in the Company's 401(k) plan for Ms. Dreher's account; (y) 1,663 shares of Common Stock held for
     Ms. Dreher's account in the Supplemental Savings Plan; and (z) 1,595 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Does not include options granted under the 2001 Incentive Plan.

 (f) Includes 1,345 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002:
     (x) 7,036 shares of Common Stock held in the Company's 401(k) plan for Mr. Dowdle's account; (y) 1,913 shares of Common Stock held for
     Mr. Dowdle's account in the Supplemental Savings Plan; and (z) 24,082 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Does not include options granted under the 2001 Incentive Plan.

 (g) Includes 13,651 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002:
     (x) 11,158 shares of Common Stock held in the Company's 401(k) plan for Mr. Hanik's account; (y) 3,611 shares of Common Stock held for Mr. Hanik's account in the Supplemental Savings Plan; and (z) 31,617 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Does not include options granted under the 2001 Incentive Plan.

 (h) Includes 6,538 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002:
     (x) 9,928 shares of Common Stock held in the Company's 401(k) plan for Mr. Lamond's account; (y) 3,549 shares of Common Stock held for
     Mr. Lamond's account in the Supplemental Savings Plan; and (z) 1,158 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Also includes 14 shares of Common Stock owned by Mr. Lamond's son, as to which Mr. Lamond disclaims beneficial ownership. Does not include options granted under the 1996 Incentive Plan or the 2001 Incentive Plan.

 (i) Includes 13,135 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002:
     (x) 17,392 shares of Common Stock held in the Company's 401(k) plan for Mr. Lushefski's account; (y) 7,541 shares of Common Stock held for
     Mr. Lushefski's account in the Supplemental Savings Plan; and (z) 16,265 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan. Does not include options granted under the 2001 Incentive Plan.

 (j) Includes 1,348 shares of earned but unvested performance-based stock awarded under the 1996 Incentive Plan, which may vest in equal installments on December 31, 2002, 2003 and 2004; and, as of February 28, 2002:
     (x) 13,070 shares of Common Stock held in the Company's 401(k) plan for Mr. Vercollone's account; and (y) 2,609 shares of Common Stock held for Mr. Vercollone's account in the Supplemental Savings Plan. Does not include options granted under the 2001 Incentive Plan.

                              CORPORATE GOVERNANCE

    The Company has been publicly owned since its demerger (i.e., spin-off) from Hanson PLC ('Hanson'), a Company incorporated in the United Kingdom, on
October 1, 1996 (the 'Demerger'). Hanson effected the Demerger by paying to its shareholders a dividend consisting of all of the then-outstanding shares of Common Stock.

    As part of the Demerger, the United Kingdom Inland Revenue (which is the United Kingdom's equivalent of the Internal Revenue Service) stipulated that the Company be centrally managed and controlled in the United Kingdom until at least the fifth anniversary of the Demerger. As a result, the Company maintained dual residence for tax purposes in the United Kingdom and the United States, and United States shareholders received United Kingdom notional tax credits on the Company's dividends. On February 4, 2002, the Company ceased to be centrally managed and controlled in the United Kingdom and now is centrally managed and controlled in the United States. As a result, commencing with the dividend payable in the first quarter of 2002, United States shareholders will not receive tax credits on the Company's dividends.

    The Company's Policy on the Independence of Directors requires a majority of the members of the Board of Directors to be independent, non-employee Directors. The Charters of each of the Audit, Compensation and Nominations Committees of the Board of Directors also require that all members of these committees be independent, non-employee Directors. The Board has determined that all of the Board's non-employee Directors and all members of these committees are independent Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has established five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Nominations Committee and a Public Affairs Committee. The following is a description of these committees:

        Audit Committee. The Audit Committee's Charter requires that each member of the Audit Committee be an independent, non-employee Director, free from any relationship that would interfere with the exercise of his independent judgement. The Board of Directors has determined that each member of the Audit Committee is an independent Director as defined by the New York Stock Exchange regulations regarding the independence of audit committee members. The Committee currently consists of Lord Baker, David J. P. Meachin and Martin G. Taylor (Chairman) and met three times in 2001.

        The Audit Committee is responsible for reviewing matters relating to financial reporting, internal controls and the audit process. The Report of the Audit Committee is set forth on page 7 of this Proxy Statement. The Audit Committee recommends to the Company's Board of Directors the appointment of a firm of independent accountants to audit the Company's financial statements. The Audit Committee also reviews with representatives of the independent accountants the scope of the audit of the Company's financial statements, results of audits, audit costs, recommendations with respect to internal controls and financial matters, and the independence of such independent accountants. It periodically meets with the independent accountants, and separately with the Company's internal auditor, without the Company's officers present. It also reviews non-audit services rendered by the Company's independent accountants and periodically meets with and receives reports from the Company's principal internal audit, financial and accounting officers.

        Compensation Committee. All members of the Compensation Committee are required by the Compensation Committee's Charter to be 'Non-Employee Directors' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and 'outside directors' within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). The Committee currently consists of Worley H. Clark, Jr. (Chairman); Lord Glenarthur; and, David J. P. Meachin, and met seven times in 2001.

        The Compensation Committee sets the compensation of all the Company's officers, establishes policies concerning stock ownership by officers and approves the Company's executive compensation plans and programs, including the Annual Performance Incentive Plan (the '1996 Annual Performance Plan'), the Executive Long-Term Incentive Plan, the Long-Term Incentive Plan, the 1996 Incentive Plan and the 2001 Incentive Plan, and approves performance targets and awards to executives under such plans. It also reviews the competitiveness of the Company's management and director compensation and benefit programs and reviews principal employee relations policies and procedures.

        Executive Committee. The Executive Committee has the authority to act for the full Board between regularly scheduled Board meetings with respect to such matters as may be lawfully delegated by the Board under Delaware law. The Committee's members currently are Worley H. Clark, Jr.; Martin D. Ginsburg; David J.P. Meachin and William M. Landuyt (Chairman). Prior to February 4, 2002, the Committee's members were Lord Baker, Lord Glenarthur, Martin G. Taylor and William M. Landuyt (Chairman). The Executive Committee met once in 2001.

        Nominations Committee. The Charter of the Nominations Committee requires each member of the Nominations Committee to be an independent, non-employee Director. The Committee currently consists of Lord Baker (Chairman), Martin
    D. Ginsburg and Martin G. Taylor. The Committee met once in 2001.

        The Nominations Committee has authority to nominate candidates to fill vacancies on the Board and to nominate directors to serve as members, including chairmen, of committees of the Board. The duties of the Nominations Committee include determining the desirable balance of expertise and composition of the Board, seeking out possible candidates to fill positions on the Board, attracting qualified candidates to the Board, reviewing the proposed slate of Directors to be elected by shareholders at each Annual Meeting of Shareholders and recommending to the Board the inclusion of the slate in the Company's Proxy Statement. The Nominations Committee will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company at least 60 days prior to the date of the applicable Annual Meeting and include certain information as required by the Company's by-laws.

        Public Affairs Committee. The Public Affairs Committee currently consists of Worley H. Clark, Jr.; Martin D. Ginsburg (Chairman); and, Robert
    E. Lee, and met three times during 2001. The Public Affairs Committee reviews the Company's policies and practices concerning health, safety and environmental matters and provides strategic direction with respect to such matters. The Committee is responsible for ensuring that effective risk and crisis management procedures are in place and that there are adequate procedures and checks and balances to promote ethical business behavior. The Committee also provides oversight within the Company regarding work force diversity, charitable donations and other such responsibility issues.

AUDIT COMMITTEE'S REPORT

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders and others, the system of internal controls established by management, and the audit process.

    The Board of Directors has adopted a written charter for the Audit Committee. In accordance with this charter, the Audit Committee has met with management, the Company's Director of Internal Audit and the Company's independent auditors, and has: (i) reviewed and discussed the consolidated financial statements with management and the independent auditors;
(ii) discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 'Communication with Audit Committees;' and, (iii) discussed with the independent auditors their independence as required by Independence Standards Board Standard No. 1 'Independence Discussions with Audit Committees' and has received in writing an annual independence statement with respect thereto. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principals.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC. The Audit Committee also has recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company's independent accountants. The Board of Directors has accepted this recommendation, and recommends that the shareholders vote 'FOR' ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.*

March 28, 2002                            Respectfully submitted,

                                          MARTIN G. TAYLOR, Chairman
                                          LORD BAKER
                                          DAVID J. P. MEACHIN

---------
* In accordance with the rules of the SEC, the foregoing information, which is required by paragraphs (a) and (b) of Item 306 of Regulation S-K of the Exchange Act, shall not be deemed to be 'soliciting material' or to be 'filed' with the SEC or subject to Regulation 14A of the Exchange Act (except as provided in Item 306), or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

DIRECTORS' REMUNERATION AND ATTENDANCE AT MEETINGS

    Directors who are also full-time employees of the Company do not receive additional compensation for their services as Directors. Non-employee Directors have received a cash retainer of $40,000 per annum since October 1, 1998. In addition, pursuant to the 1996 Incentive Plan, each non-employee Director automatically was granted 978, 1,350 and 1,907 shares of Common Stock on October 1, 1999, 2000 and 2001, respectively. The number of shares granted on each of these grant dates was determined by dividing $20,000 by the closing price on the business day immediately preceding each such grant date. The Company's 1996 Incentive Plan currently provides that each non-employee Director serving on October 1, 2002, and each October 1 thereafter, automatically will be granted on each such date the number of shares of Common Stock determined by dividing one-half of the annual cash retainer in effect on such date by the closing price of the Common Stock on the business day immediately preceding such date. Non-employee Directors are reimbursed for all reasonable expenses incurred in connection with Board and Committee meetings. The Company also pays the premiums on directors' and officers' liability and travel accident insurance policies.

    The Board held five meetings in 2001. All Directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served.

                 BUSINESS TO BE ACTED UPON BY THE SHAREHOLDERS
                        ITEM 1 -- ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. The terms of two Directors expire at the Annual Meeting. The terms of the other six Directors continue after the Annual Meeting. The shareholders are being asked to vote on the election of the two Directors whose terms expire at the Annual Meeting, to serve until the Annual Meeting of Shareholders in 2005 and until their successors are duly elected and qualified. Set forth below is biographical information concerning each nominee for re-election as a Director at this Annual Meeting, as well as each member of the Board of Directors who is continuing in office. Each nominee has consented to serve as a Director if elected.

    All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no indication is made as to how shares should be voted, the shares represented by a properly completed proxy will be voted for the election of the two Directors identified below. If any nominee should refuse or is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other person as designated by the Board of Directors upon the recommendation of the Nominations Committee, unless the Board of Directors reduces the number of Directors.

    THE NOMINEES HAVE BEEN RECOMMENDED TO THE COMPANY'S BOARD OF DIRECTORS BY THE NOMINATIONS COMMITTEE OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' ELECTION OF THE TWO NOMINEES IDENTIFIED BELOW.

                       NOMINEES FOR ELECTION AS DIRECTORS
                    TERM EXPIRING AT THE 2005 ANNUAL MEETING

    Mr. Landuyt, 46, has served as Chairman of the Board and Chief Executive Officer of the Company since the Demerger. He has served as President of the Company since June 1997. Mr. Landuyt was a Director and the President and Chief Executive Officer of Hanson Industries (which managed the United States operations of Hanson before the Demerger) from June 1995 until the Demerger, a Director of Hanson from 1992 until September 29, 1996, Finance Director of Hanson from 1992 to May 1995, and Vice President and Chief Financial Officer of Hanson Industries from 1988 to 1992. He joined Hanson Industries in 1983.
Mr. Landuyt is a member and a Co-Chairman of the Partnership Governance Committee of Equistar Chemicals, LP ('Equistar'), in which the Company holds a 29.5% interest. He is also a Director of Bethlehem Steel Corporation.

    Mr. Taylor, 67, has served as a Director of the Company since the Demerger. He was an executive of Hanson from 1969 until his retirement in 1995, a Director of Hanson between 1976 and 1995 and Vice Chairman of Hanson between 1988 and 1995. Mr. Taylor served as an executive of Dow Chemical

Company (U.K.) from 1963 to 1969, a Director of UGI Plc from 1979 to 1982, a Director of The Securities Association LTD from 1987 to 1990, a Director of National Westminster Bank Plc from 1990 to 2000, and a Director of Vickers Plc from 1986 to 1999. He is Deputy Chairman of Charter Plc. Mr. Taylor has advised the Company that he intends to retire as a Director at the 2003 Annual Meeting of Shareholders. The Board of Directors and the Company's management believe that Mr. Taylor's continuing involvement as a Director until such retirement will be beneficial to the Company and its shareholders. Accordingly, the Company intends to nominate a successor to Mr. Taylor in 2003 and request the Company's shareholders to ratify such nominee at the 2003 Annual Meeting of Shareholders.

                         DIRECTORS CONTINUING IN OFFICE
                  TERM CONTINUES UNTIL THE 2003 ANNUAL MEETING

    Lord Baker, 67, has served as a Director of the Company since the Demerger. Lord Baker has been a Member of the House of Lords in the U.K. since 1997. He served as a member of Parliament in the U.K. between 1968 and 1997, as U.K. Secretary of State for the Environment from 1985 to 1986, as U.K. Secretary of State for Education and Science from 1986 to 1989, as Chairman of the U.K. Conservative Party from 1989 to 1990 and as U.K. Secretary of State for the Home Office from 1990 to 1992. He is Chairman of Northern Edge Ltd., Business Serve Plc and Belmont Press (London) Ltd. He is a Director of Hanson, Stanley Leisure plc, Monstermob Ltd., Collaboration Technology Ltd., and Collingham Securities Ltd., and is an adviser to The Blackstone Group, Cross Border Enterprises, L.L.C. and Stern Stewart Europe Ltd. He also serves as President of the Royal London Society for the Blind.

    Professor Ginsburg, 69, has served as a Director of the Company since October 8, 1996. He has been Professor of Law at Georgetown University Law Center since 1980. Professor Ginsburg is of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), which has provided legal services to the Company from time to time.

    Mr. Meachin, 61, has served as a Director of the Company since the Demerger. Mr. Meachin has been Chairman, Chief Executive and founder of Cross Border Enterprises, L.L.C., a private international merchant banking firm, since its formation in 1991. He was a Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1981 to 1991. Mr. Meachin is Vice Chairman of the University of Cape Town Fund in New York and a Director and past Chairman of the British American Educational Foundation.

                  TERM CONTINUES UNTIL THE 2004 ANNUAL MEETING

    Lord Glenarthur, 57, has served as a Director of the Company since the Demerger. He was an executive of Hanson between October 1989 and the Demerger, and was Deputy Chairman of Hanson Pacific Limited between March 1994 and February 1998. Lord Glenarthur has been a member of the House of Lords in the U.K. since 1977. He served as the U.K. Parliamentary Under-Secretary of State at the Department of Health and Social Security from 1983 to 1985 and at the Home Office from 1985 to 1986, as Minister of State for Scotland from 1986 to 1987, and as U.K. Minister of State for Foreign and Commonwealth Affairs from 1987 to 1989. He was Chairman of St. Mary's Hospital NHS Trust from 1991 to 1998 and a Special Trustee of St. Mary's Hospital from 1991 to 2000. He is Chairman of the British Helicopter Advisory Board and the European Helicopter Association, Deputy Chairman of the International Federation of Helicopter Associations and a Council Member of The Air League in the U.K. He is a Director of Whirlybird Services Limited and The Medical Defence Union, a Governor of Nuffield Nursing Homes Trust (trading as Nuffield Hospitals) and a Commissioner of the Royal Hospital Chelsea.

    Mr. Clark, 69, has served as a Director of the Company since the Demerger. He was President and Chief Executive Officer of Nalco Chemical Company from 1982 until his retirement in 1994 and Chairman of Nalco Chemical Company from 1984 until such retirement. Mr. Clark serves on the Board of Directors of Merrill Lynch & Co., Inc.; Bethlehem Steel Corporation; Valero Energy Corporation, Georgia Pacific Corporation, Merchants Exchange and Exchange Cubed. He is a Trustee of The Rush Presbyterian-St. Luke's Medical Center and the Field Museum of Natural History.

    Mr. Lee, 45, has served as Executive Vice President -- Growth and Development of the Company since March 21, 2001. He was President and Chief Executive Officer of Millennium Inorganic Chemicals Inc., a subsidiary of the Company, from June 1997 until March 21, 2001. He served as President and Chief Operating Officer of the Company from the Demerger until June 1997. He has served as a Director of the Company since the Demerger. Mr. Lee was a Director and the Senior Vice President and Chief Operating Officer of Hanson Industries from June 1995 until the Demerger, an Associate Director of Hanson from 1992 until the Demerger, Vice President and Chief Financial Officer of Hanson Industries from 1992 to June 1995, Vice President and Treasurer of Hanson Industries from 1990 to 1992, and Treasurer of Hanson Industries from 1987 to 1990. He joined Hanson Industries in 1982. Mr. Lee is a member of the Partnership Governance Committee of Equistar.

        ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP as independent accountants to examine and audit the Company's financial statements for 2002. PricewaterhouseCoopers LLP has served as the Company's independent accountants since the Demerger in 1996. If the shareholders do not ratify such appointment, such appointment will be reconsidered by the Board. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE 'FOR' RATIFICATION OF SUCH APPOINTMENT.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is comprised entirely of independent, non-employee Directors. This report sets forth the Compensation Committee's policies governing compensation of the Company's officers, including the Chief Executive Officer, and the relationship among compensation, the Company's performance, individual performance and total shareholder return.

COMPENSATION PHILOSOPHY

    The Compensation Committee is responsible for establishing and administering compensation programs for the officers and employees of the Company and its subsidiaries. In fulfilling this responsibility, the Compensation Committee's policy is to provide strong, direct links among shareholder value, Company and individual performance, and executive compensation, as well as to structure sound compensation programs that attract and retain highly qualified people. This is done in the context of a compensation program that includes:

        Base Salary. Base salary is intended to provide an annual cash compensation at a level consistent with each employee's position and contribution, and competitive in the market with comparable companies.

        Annual Incentive Bonus. The Company provides executives and other key employees with the opportunity to receive cash bonuses based on the performance of the Company and its business units as measured by performance targets approved at the beginning of each year by the Compensation Committee. These performance targets are based on Economic Value Added, or EVA'r', performance measures developed by the Company's management in conjunction with Stern Stewart & Co. These EVA'r' targets are based on the excess of net operating profit after cash taxes over the estimated total cost of capital employed. Bonuses earned by officers and senior managers are credited to 'bonus banks,' with each employee receiving a designated percentage of his or her bank account balance in each year.

        Long-Term Incentive Compensation. To link each executive's compensation to the long-term success of the Company and its subsidiaries, the Company has adopted long-term incentive compensation programs. Prior to 2001, these programs consisted of performance-based stock awards granted in 1996 (or subsequently, for newly hired or promoted executives) under the 1996

    Incentive Plan, and Long-Term Incentive awards. All such awards have specific value-creation performance targets based either on EVA'r' or on a cash-flow/return-on-investment formula, as well as the total shareholder return on the Common Stock relative to the Standard & Poor's Chemical Composite Index ('S&P Chemical Index'). In addition, to further link executive compensation with shareholder value, the Company granted stock options in 2001 to its senior executives under the 2001 Incentive Plan.

        Stock Ownership Guidelines. In order to align the interests of the Company's management and shareholders, the Compensation Committee has established guidelines for significant personal investment by executive officers and key management in Common Stock, thus encouraging management to take actions that maximize shareholder value.

    The Compensation Committee seeks to ensure that the Chief Executive Officer and other executives are compensated in a manner that is consistent with the Company's compensation philosophy, that is competitive with comparable companies when target levels of performance are achieved, and that is equitable within the Company. It is the Company's policy to position the base salaries of the Company's executives at or near the median levels of compensation for similar positions in comparable companies and total target compensation (base salary plus target incentive compensation) at or near the seventy-fifth percentile. Accordingly, the Company's incentive compensation will vary significantly depending on results achieved against performance targets. The targeted levels of compensation for the Company's executives are based in part on surveys of comparable companies conducted by independent consultants. The companies selected for comparison by the independent consultants include commodity, intermediate and specialty chemical companies that compete with the Company for executive talent. Although many of the companies selected for comparison are included in the S&P Chemical Index, the Company competes for executive talent with a broader group of companies than those in such index. The Compensation Committee reviews the Company's compensation programs annually to ensure that the Company's compensation programs continue to be competitive at the desired levels within the market.

BASE SALARY

    The Compensation Committee reviewed the base salaries of the Company's executive officers and key managers in December 2000 and awarded base salary increases for 2001, taking into account individual performance and responsibilities and the Company's compensation policy. As a result of the challenging business conditions facing the Company in 2002, the Compensation Committee decided in December 2001 not to award salary increases in January 2002 to non-represented employees, other than a limited number of employees who received promotions, or as required by the regulations of non-United States jurisdictions.

ANNUAL BONUSES

    Annual bonuses for calendar year 2001 were awarded under the 1996 Annual Performance Plan. The Compensation Committee approved the 2001 performance targets for the Company and its business units, based in each case on EVA'r' performance measures (the 'EVA'r' performance targets') and the 2001 target bonus award, expressed as a percentage of each participant's base salary (the 'reference award') that would be credited to each participant upon attainment of EVA'r' performance targets. The actual bonus award credited to each participant in any year depends upon actual performance in that year compared to the EVA'r' performance target for that year. If actual performance in that year falls far short of the EVA'r' performance target, participants can be charged with negative earned bonus awards. Thus, in any year, a participant can be credited or charged with either a positive or negative fraction of, or multiple of, his or her reference award.

    Bonus awards to executives and senior managers are credited to the participants' bonus banks. A positive credited award will increase the participants' bank accounts, and a negative bonus award will reduce the bank accounts. Each year, each participant is paid a percentage of his or her bonus bank balance, resulting in an unpaid balance remaining in the participant's account that is carried forward. For 2001, each employee received 33 1/3% of his or her bonus bank account balance, after crediting or charging the positive or negative 2001 award plus a prefunding necessary to implement the bonus bank program.

    Due to the unexpected severity of the downturn in the global economy; the events of September 11; high energy costs; and, the lower than anticipated volumes, prices and margins in each of the Company's businesses including Equistar, 2001 was a far more challenging year for the Company than expected. The 2001 EVA'r' performance targets approved by the Compensation Committee at the beginning of 2001 were based on the expectation that business conditions in 2001 would be better than the conditions experienced in 2000. In fact, EVA'r' performance for the Company and each of its business units fell far short of the 2001 EVA'r' performance targets and, accordingly, each executive and senior manager of the Company was charged with a negative bonus award for 2001. As a result, participants' bonus bank accounts were reduced, and the bonus awards paid from their accounts in February 2002 were reduced substantially.

LONG-TERM INCENTIVE AWARDS

    1996 Incentive Plan. In January 2002, the Compensation Committee reviewed the actual performance of the Company and its business units during the five-year performance period ending December 31, 2001 against the value creation performance targets previously approved by the Compensation Committee for the performance-based stock awards granted under the 1996 Incentive Plan. The Compensation Committee determined that, under the terms of such awards, Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone had forfeited 100% of their awards. The awards were forfeited because the performance of the Company and its subsidiaries, including the operations that are now part of Equistar, over such five-year period fell significantly short of the performance targets approved by the Compensation Committee in October 1996, and because the total shareholder return on the Common Stock during such five-year period was in the bottom one-third of the companies in the S&P Chemical Index. In October 2001, executives received the last portion of the time-vested restricted stock awards granted in October 1996 (or subsequently, for newly hired or promoted executives), and received in December 2001 one-tenth of the performance-based restricted stock awards previously earned for the three- and four-year performance periods ended December 31, 1999 and December 31, 2000, respectively.

    Executive Long-Term Incentive Awards. The Company's Executive Long-Term Incentive awards incentivize senior executives to focus on long-term value creativity, rewarding their contributions to the Company's success over three-year performance periods. One-half of each award (the 'EVA'r'-based award') granted to each executive is based on EVA'r' performance compared to EVA'r' performance targets approved by the Compensation Committee at the beginning of each performance period. After the end of an award year, the Compensation Committee determines actual EVA'r' performance against such targets, and will credit each participant with an EVA'r'-based award, if earned. The Compensation Committee determined, based on the performance of the Company in 2001, that no EVA'r'-based award would be earned by any executive or senior manager for the performance period beginning January 1, 2001.

    The remaining half of each participant's Executive Long-Term Incentive award (the 'TSR-based award') is based on the quarterly average total shareholder return on the Common Stock over the performance period compared to the quarterly average total shareholder return on the common stock of the companies in the S&P Chemical Index, in each case including reinvested dividends. TSR-based awards are payable in cash after the end of the performance period. No TSR-based awards have been earned because none of the relevant three-year performance periods have been completed.

    Stock Options. In order to further link the incentive compensation of the Company's senior executives with the interests of the Company's shareholders, the Compensation Committee granted stock option awards in May 2001 to selected senior executives. This is the first time the Company has granted stock options to senior executives. These 2001 stock options replaced a portion of the Executive Long-Term Incentive awards. Accordingly, the Executive Long-Term Incentive award opportunities granted to these executives in 2001 were substantially smaller than the award opportunities they otherwise would have received in 2001, with the result that approximately 50% of the total value of the Company's long-term incentive compensation awards in 2001 was represented by stock option grants, and the remaining 50% was represented by Executive Long-Term Incentive award opportunities.

STOCK OWNERSHIP

    In order to promote an ownership perspective on the part of the Company's executive officers and management employees and to link the return realized by management on their personal assets to the return realized by the Company's shareholders, the Board of Directors and the Compensation Committee approved stock ownership guidelines (exclusive of the value of Common Stock that may be earned under the 1996 Incentive Plan) for the 17 current executive officers and senior management employees of the Company and its subsidiaries who received restricted stock awards under the 1996 Incentive Plan. These executive officers and senior managers are expected to achieve targeted ownership levels of Common Stock, ranging from a value of 75% of annual base salary to 300% of annual base salary. This target would require holdings of Common Stock (in addition to Common Stock awarded under the 1996 Incentive Plan) aggregating more than $10.9 million, based on 2001 base salary levels. As of March 22, 2002, the 17 executive officers and senior managers owned shares of Common Stock with a market value at such date of more than $11.2 million (including shares purchased as a result of deferred salaries and bonuses under the Salary and Bonus Deferral Plan and shares credited under the 2000 Executive Long-Term Incentive Plan, but excluding all Common Stock earned under the 1996 Incentive Plan). The Compensation Committee believes that satisfactory progress has been made toward meeting the targets.

TAX DEDUCTIBILITY

    The Company has reviewed the deductibility of compensation under Section 162(m) of the Code, and expects to continue to do so in the future. All annual bonuses, all performance-based stock awards, and all Long-Term Incentive awards granted under the 2001 Incentive Plan are earned based on the achievement of performance targets determined by the Compensation Committee. It is intended that these awards and all stock options qualify for the 'performance-based compensation' exception under Section 162(m) of the Code.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    In establishing Mr. Landuyt's base salary for 2001, the Compensation Committee considered the salaries of chief executive officers of other chemical companies and other companies of similar size and complexity. They also considered Mr. Landuyt's performance and the Company's challenging business environment. The Compensation Committee determined in December 2000 to award him a salary increase for 2001 equal to 2.4% of his 2000 salary. As a result of the challenging business conditions facing the Company in 2002, the Compensation Committee decided not to increase Mr. Landuyt's salary in January 2002.

    As discussed under 'Annual Bonuses' above, as a result of the Company's performance in 2001, as measured by EVA'r' performance measures approved by the Compensation Committee at the beginning of 2001, Mr. Landuyt was charged with a bonus award equal to negative 128% of his 2001 reference award. As a result, Mr. Landuyt's bonus bank account was reduced by more than $1,000,000. Accordingly, he received, based on unpaid amounts credited to his bonus bank account in prior years and the relevant prefunding, a bonus of $113,318. Mr. Landuyt deferred 25% of his bonuses in 2001 and 2000 into Common Stock under the Company's Salary and Bonus Deferral Plan, and had deferred 50% of his 1999 bonus and 100% of his 1998 and 1997 bonuses into Common Stock under this plan.

    Mr. Landuyt received a performance-based stock award and a time-vested restricted stock award under the 1996 Incentive Plan shortly after the Demerger. As discussed under 'Long-Term Incentive Awards--1996 Incentive Plan,' above, all of Mr. Landuyt's performance-based stock award for the five-year period ending December 31, 2001 was forfeited. On October 8, 2001, Mr. Landuyt received 37,338 shares of Common Stock representing the last tranche of time-vested restricted stock awarded in 1996 under the 1996 Incentive Plan. On December 31, 2001, he received 8,684 shares of performance-based stock that previously had been earned for the three- and four-year performance periods ended December 31, 1999 and December 31, 2000.

    As discussed under 'Long-Term Incentive Awards--Executive Long-Term Incentive Awards,' above, as a result of the Company's performance in 2001, as measured by EVA'r' performance targets approved by the Compensation Committee at the beginning of 2001, the Compensation Committee determined that Mr. Landuyt was not entitled to receive any EVA'r'-based Executive Long-Term Incentive award for the performance period beginning January 1, 2001. On May 18, 2001, he received stock options under the 2001 Incentive Plan for 176,000 shares of Common Stock at an exercise price of $16.87, the closing price of the Common Stock on the New York Stock Exchange on that date.

    Under the Stock Ownership Guidelines, Mr. Landuyt has a target of owning Common Stock with a value equal to 300% of his base salary (exclusive of the value of Common Stock awarded under the 1996 Incentive Plan). As of March 22, 2002, he had purchased (together with members of his immediate family) 247,105 shares of Common Stock (including shares purchased under the Salary and Bonus Deferral Plan and shares credited under the 2000 Executive Long-Term Incentive Plan, but excluding all Common Stock earned under the 1996 Incentive Plan) with a market value equal to 405% of his 2001 base salary.

    The Compensation Committee believes that these incentive compensation programs and Stock Ownership Guidelines create the desired mutuality of interest between the Chief Executive Officer and the Company's shareholders, as the ultimate reward to the Chief Executive Officer from these programs and his significant personal investment in Common Stock, as required by the Guidelines, will be based upon the success of the Company.

                                          Respectfully submitted,

                                          WORLEY H. CLARK, JR., Chairman
                                          LORD GLENARTHUR
                                          DAVID J. P. MEACHIN

COMPARISON OF CUMULATIVE TOTAL RETURN

    The following graph compares the performance of the Company's Common Stock with the performance of the S&P 500 Index and the S&P Chemical Index over the period from December 31, 1996 through December 31, 2001, the end of the Company's most recent fiscal year. The graph assumes that $100 was invested on December 31, 1996 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the S&P Chemical Index, and that all dividends were reinvested. The stock performance shown in the graph is included in response to the SEC's requirements and is not intended to forecast or be indicative of future performance.

                               [PERFORMANCE GRAPH]


                           31-DEC-96   31-DEC-97   31-DEC-98   31-DEC-99   31-DEC-00   31-DEC-01
Millennium Chemicals Inc.     $100        $136        $118        $120        $114        $ 82
S&P'c' 500 Index              $100        $133        $171        $208        $189        $166
S&P'c' Chemical Index         $100        $123        $112        $146        $122        $119

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information with respect to the compensation for 2001, 2000 and 1999 of the individuals who were the Company's five most highly compensated executive officers in 2001, including Mr. Landuyt, the Chief Executive Officer.

                                                        ANNUAL                           LONG-TERM
                                                     COMPENSATION                       COMPENSATION
                                           ---------------------------------   ------------------------------
                                                                                 LTIP
           NAME AND PRINCIPAL                                                   PAYOUTS        ALL OTHER
                POSITION                   YEAR   SALARY($)(1)   BONUS($)(2)   ($)(3)(4)   COMPENSATION($)(5)
                --------                   ----   ------------   -----------   ---------   ------------------
William M. Landuyt ......................  2001     905,000         113,318           0          94,561
  Chairman, President and                  2000     884,000         838,417           0          87,305
  Chief Executive Officer                  1999     850,000         705,510           0          78,150

Robert E. Lee ...........................  2001     575,000         190,657           0          67,080
  Executive Vice President  --             2000     562,000         481,470     112,778          52,089
  Growth and Development                   1999     540,000         172,406     107,547          71,527

George H. Hempstead, III ................  2001     435,000          34,763           0          49,234
  Senior Vice President  --                2000     416,000         273,106      40,452          45,683
  General Counsel                          1999     400,000         229,740      35,796          40,636
  and Secretary

John E. Lushefski .......................  2001     380,000          31,277           0          47,205
  Senior Vice President                    2000     366,000         240,395      53,512          47,258
  and Chief Financial                      1999     352,000         202,413      51,030          38,457
  Officer

David L. Vercollone .....................  2001     296,650         121,569           0          25,875
  Senior Vice President  --                2000     276,000         189,833       8,063          16,771
  Commercial, Operational                  1999     265,000               0       7,689          32,455
  Excellence Businesses

---------

(1) Mr. Landuyt elected to defer 5% and 10% of his salary in 2000 and 1999, respectively, into Common Stock under the Salary and Bonus Deferral Plan.

(2) Mr. Landuyt elected to defer 25%, 25% and 50% of his bonus in 2001, 2000 and 1999, respectively, into Common Stock under the Salary and Bonus Deferral Plan. Messrs. Lushefski and Vercollone elected to defer 10% and 100%, respectively, of their 1999 bonuses into Common Stock under this plan.

(3) Messrs. Lee, Hempstead, Lushefski and Vercollone were credited in
    January 1998 with awards of $294,000, $153,000, $139,500 and $21,020, respectively, under the Hanson Industries 1996 Long-Term Incentive Plan. These awards became vested and were paid out in cash in three equal installments on December 15, 1998, 1999 and 2000, plus interest thereon. Amounts shown as 'LTIP Payouts' in 1999 and 2000 for Messrs. Lee, Lushefski and Vercollone represent payments in cash of the second and third installments of such credited awards. Mr. Hempstead elected in 1998 to defer all of his credited award into Common Stock under the Company's Salary and Bonus Deferral Plan. The amount shown as 'LTIP Payouts' in 1999 and 2000 for Mr. Hempstead represent the value of such Common Stock when the second and third installments of such awards became vested on December 15, 1999 and 2000, respectively, based on the closing price of the Common Stock on the New York Stock Exchange on such dates.

(4) In addition to the long-term incentive compensation shown as 'LTIP Payouts' in the table above, on October 8, 1996, Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone were granted performance-based stock awards and time-vested restricted stock valued at that time at $10,000,000, $7,000,000, $5,000,000, $5,000,000, and $500,000 respectively. The number of shares of restricted stock awarded on October 8, 1996 to these five executives under the 1996 Incentive Plan was as follows: Mr. Landuyt -- 448,053, of which 336,040 were subject to the attainment of performance goals and the remainder of which were subject to time vesting; Mr. Lee -- 313,637, of which 235,228 were subject to the attainment of performance goals and the remainder of which were subject to time vesting; for each of Mr. Hempstead and Mr. Lushefski -- 224,026, of which 168,020 were subject to the attainment of performance goals and the remainder

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    of which were subject to time vesting; and, Mr. Vercollone -- 22,402, of which 16,802 were subject to the attainment of performance goals and the remainder of which were subject to time vesting. On October 23, 1997, Mr. Vercollone was granted under the 1996 Incentive Plan, as a result of his promotion to Senior Vice President of Millennium Inorganic Chemicals Inc., 13,441 shares of restricted stock valued at that time at $318,384. Of these shares, 10,081 were subject to the attainment of performance goals and the remainder was subject to time vesting. On October 8, 1999, Messrs. Landuyt and Lee received 37,337 and 26,136 shares, respectively; Messrs. Hempstead and Lushefski each received 18,668 shares; and, Mr. Vercollone received 2,986 shares (plus accrued dividends on all such shares), as a result of the vesting of the first installment of time-vested restricted stock. On
    October 8, 2000, Messrs. Landuyt and Lee received 37,338 and 26,136 shares, respectively; Messrs. Hempstead and Lushefski each received 18,669 shares; and, Mr. Vercollone received 2,987 shares (plus accrued dividends on all such shares), as a result of the vesting of the second installment of time-vested restricted stock. On October 8, 2001, Messrs. Landuyt and Lee received 37,338 and 26,137 shares, respectively; Messrs. Hempstead and Lushefski each received 18,669 shares; and Mr. Vercollone received 2,987 shares (plus accrued dividends on all such shares) as a result of the vesting of the third installment of time-vested restricted stock. On February 15, 2000, Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone received 42,352, 29,646, 21,175, 21,175 and 1,837 shares, respectively, plus accrued dividends on such shares, when 50% of the performance-based restricted stock earned for the performance period ended December 31, 1999 vested and was distributed. On each of December 31, 2000 and December 31, 2001, these five executives received 8,470, 5,929, 4,235, 4,235 and 367 shares, respectively, plus accrued dividends thereon, when an additional 10% of the earned performance-based restricted stock for such period vested. On February 15, 2001, Messrs. Landuyt, Lee, Hempstead, Lushefski, and Vercollone received 1,069, 749, 535, 535, and 299 shares, respectively, plus accrued dividends on such shares, when 50% of the performance-based restricted stock earned for the performance period ended December 31, 2000 vested and was distributed. On December 31, 2001, these five executives received 214, 149, 107, 107, and 59, respectively, plus accrued dividends thereon, when an additional 10% of the earned performance-based restricted stock for such period vested. As a result of Mr. Hempstead's retirement, he received in 2002 the remaining earned but unvested portions of his earned performance-based restricted stock awards for the performance periods ended December 31, 1999 and 2000, plus accrued dividends thereon. The number and value (at the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001) of the shares of unvested restricted stock held by these executives as of December 31, 2001 was as follows: Mr.
    Landuyt -- 26,270 and $331,002; Mr. Lee -- 18,389 and $231,701; for each of
    Mr. Hempstead and Mr. Lushefski -- 13,135 and $165,501; and for Mr. Vercollone -- 1,348 and $16,984. In addition, dividends accrue on these restricted stock awards from the date of grant and are paid, to the extent such restricted shares are earned, as and when the underlying shares are distributed to the executives upon the lapse of the restrictions relating thereto.

(5) The amounts shown in this column include the aggregate matching employer contributions made in 2001, 2000 and 1999 under the Company's 401(k) savings plan, Supplementary Savings Plan, and Salary and Bonus Deferral Plan for each of Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone, respectively, of $61,372, $71,528 and $57,838; $46,208, $38,996 and $60,222;
    $24,215, $29,058 and $24,361; $20,267, $25,579 and $21,481; and, $14,242,
    $4,752 and $13,283, respectively. All matching employer contributions have been invested in Common Stock. The amounts shown in this column also include the dollar value of insurance premiums paid by or on behalf of the Company with respect to disability insurance benefits, financial planning services and automobile usage fees. Excluded are certain health, medical and other non-cash benefits provided to the individuals named above that are available generally to all salaried employees.

LONG-TERM INCENTIVE COMPENSATION AWARDS

    Prior to 2001, the Company had never granted stock options to its senior executives. It had granted only restricted stock awards and, in 2000, Executive Long-Term Incentive awards. Based on studies comparing the long-term incentive compensation of the Company's senior executives with those of comparable companies, the Compensation Committee determined that, because the Company did not grant stock options to its senior executives, the Company's long-term incentive compensation programs were not competitive in the market with the compensation programs offered by comparable companies and consistent with the Company's compensation policies. Accordingly, the Compensation Committee decided in January 2001 to reduce substantially the Executive Long-Term Incentive award opportunities that otherwise would have been granted in 2001 to senior executives and to award stock options to such executives. These Executive Long-Term Incentive award opportunities and stock options were granted under the 2001 Incentive Plan, which was approved by the Company's shareholders at the 2001 Annual Meeting of Shareholders.

    Executive Long-Term Incentive Awards. The Compensation Committee granted Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone the following Executive Long-Term Incentive award opportunities for the performance period beginning January 1, 2001 and ending December 31, 2003. These awards are subject to the achievement of performance-based targets and will be forfeited if the executive's employment is terminated before the end of the performance period, with certain exceptions, such as the retirement or death of the participant.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                      PERFORMANCE OR    ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                    OTHER PERIOD UNTIL             PRICE-BASED PLANS
                                      MATURATION OR     ----------------------------------------
               NAME                     PAYOUT(1)       THRESHOLD($)   TARGET($)   MAXIMUM($)(2)
               ----                     ---------       ------------   ---------   -------------
William M. Landuyt................  December 31, 2003        0         1,357,500     2,715,000
Robert E. Lee.....................  December 31, 2003        0           431,250       862,500
George H. Hempstead, III..........  December 31, 2003        0           261,000       522,000
John E. Lushefski.................  December 31, 2003        0           228,000       456,000
David L. Vercollone...............  December 31, 2003        0           180,000       360,000

---------

(1) All awards granted in 2001 have a performance or vesting period commencing January 1, 2001 and ending December 31, 2003.

(2) The maximum EVA'r'-based award that any participant could have received was 200% of the participant's target EVA'r'-based award. As discussed below, participants will not be entitled to receive any EVA'r'-based award. The maximum TSR-based award for any participant is 200% of the participant's target TSR-based award.

    As discussed in the Compensation Committee's Report under 'Long-Term Incentive Awards -- Executive Long-Term Incentive Awards,' above, one-half of each of these awards is an EVA'r'-based award based on EVA'r' performance in 2001 compared to EVA'r' performance targets approved by the Compensation Committee in January 2001. These targets were identical to the targets approved by the Compensation Committee for annual bonus awards granted in 2001 under the 1996 Annual Performance Plan. In January 2002, the Compensation Committee compared actual performance in 2001 against these pre-approved targets and determined, based on the performance of the Company in 2001, that participants would not be entitled to receive any EVA'r'-based award for the performance period beginning January 1, 2001.

    The remaining half of the above-described awards are TSR-based awards, which are awards based on the total shareholder return on the Common Stock during the performance period compared to the total shareholder return on the common stock of the companies in the S&P Chemical Index, measured quarterly (including reinvested dividends) and then ranked into quintiles. For example, the fifth quintile consists of the top one-fifth of the companies in the S&P Chemical Index, measured quarterly (including reinvested dividends), and then ranked by total shareholder return. (Companies must be in the S&P Chemical Index at the beginning and end of the performance period to be considered in this ranking.) If the Company falls in the fifth quintile, participants receive 200% of their targeted TSR-based award; in the fourth quintile, 150%; in the third quintile, 100%; in the second quintile, 50%; and, in the first quintile, no award. If the relevant companies in the S&P Chemical Index are not divisible by five, the Compensation Committee will determine the ranking in an equitable manner. The TSR-based awards for the performance period 2001 to 2003 will not be determined until after December 31, 2003.

    Stock Option Awards. The Compensation Committee granted the following stock option awards to Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone on May 18, 2001 under the 2001 Incentive Plan. The awards have an exercise price of $16.87, the closing price of the Common Stock on the New York Stock Exchange on the date of grant. One third of each award will become exercisable on each of the first, second and third anniversaries of the date of grant.

    The table below shows, among other data, the hypothetical present value of such options on the date of grant using the Black-Scholes model, in accordance with the rules of the SEC. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. The ultimate value of the options will depend on the performance of the Common Stock. The actual value, if any, an executive will realize upon exercise of an option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  NUMBER      % OF TOTAL OPTIONS/    EXERCISE OR                      GRANT
                               OF OPTIONS/       SARS GRANTED         BASE PRICE     EXPIRATION    PRESENT DATE
            NAME               SARS GRANTED    TO ALL EMPLOYEES     PER SHARE ($)       DATE      VALUE (1) ($)
            ----               ------------    ----------------     -------------       ----      -------------
William M. Landuyt...........    176,000             23.5               16.87          5/17/11      1,189,760
Robert E. Lee................     61,000              8.2               16.87          5/17/11        412,360
George H. Hempstead, III.....     38,000              5.1               16.87          5/17/11        256,880
John E. Lushefski............     34,000              4.5               16.87          5/17/11        229,840
David L. Vercollone..........     25,000              3.3               16.87          5/17/11        169,000

---------

(1) The following assumptions were made for purposes of calculating the original grant date present value: an option term of ten years, volatility of 45.39%, a dividend yield of 3.56%, and a risk-free interest rate of 5.39%.

RETIREMENT PLANS

    Prior to January 1, 1999, each of the Company's operating subsidiaries and the Company's corporate office sponsored its own pension benefit plan and supplemental executive retirement plan. These plans were traditional final average pay pension plans. Effective January 1, 1999, the Company converted these final average pay pension plans to a single Pension Equity Plan. Substantially all full-time United States non-represented employees of the Company and its subsidiaries who have completed one year of service with the Company or certain of the Company's subsidiaries are eligible to participate in the Pension Equity Plan. Employees become vested in their Pension Equity Plan benefits after five years of service. Certain executives and key managers with Pension Equity Plan benefits that exceed the limitation set forth in
Section 415 or 401(a)(17) of the Code are eligible to participate in the Company's Supplemental Executive Retirement Plan (the 'Supplemental Retirement Plan').

    The following tables set forth the annual benefits upon retirement at age 65, without regard to statutory maximums, for various combinations of final average earnings and lengths of service, which would be payable to the individuals named in the Summary Compensation Table under the respective plans in which they participate assuming they retired in 2001 at the age of 65.

MILLENNIUM CHEMICALS INC. PENSION PLANS

    The following table shows the estimated annual retirement benefits that would be payable to Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone under the Pension Equity Plan and the Supplemental Retirement Plan (collectively, the 'Pension Plans'.) Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone have 19, 20, 20, 17 and 16 years of service, respectively, under the Pension Plans.

                    MILLENNIUM CHEMICALS INC. PENSION PLANS

                                 ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(2)
    FINAL 5-YEAR       -------------------------------------------------------------------------
 AVERAGE EARNINGS(1)   5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
 -------------------   -------   --------   --------   --------   --------   --------   --------
$  200,000...........  $ 4,696   $ 10,802   $ 19,725   $ 32,875   $ 46,025   $ 59,175   $ 72,325
$  300,000...........  $ 7,045   $ 16,203   $ 29,588   $ 49,313   $ 69,038   $ 88,763   $108,488
$  400,000...........  $ 9,393   $ 21,604   $ 39,450   $ 65,750   $ 92,050   $118,350   $144,651
$  500,000...........  $11,741   $ 27,005   $ 49,313   $ 82,188   $115,063   $147,938   $180,813
$  600,000...........  $14,089   $ 32,405   $ 59,175   $ 98,625   $138,075   $177,526   $216,976
$  700,000...........  $16,438   $ 37,806   $ 69,038   $115,063   $161,088   $207,113   $253,138
$  800,000...........  $18,786   $ 43,207   $ 78,900   $131,500   $184,101   $236,701   $289,301
$  900,000...........  $21,134   $ 48,608   $ 88,763   $147,938   $207,113   $266,288   $325,464
$1,000,000...........  $23,482   $ 54,009   $ 98,625   $164,376   $230,126   $295,876   $361,626
$1,100,000...........  $25,830   $ 59,410   $108,488   $180,813   $253,138   $325,464   $397,789
$1,200,000...........  $28,179   $ 64,811   $118,350   $197,251   $276,151   $355,051   $433,952
$1,300,000...........  $30,527   $ 70,212   $128,213   $213,688   $299,164   $384,639   $470,114
$1,400,000...........  $32,875   $ 75,613   $138,075   $230,126   $322,176   $414,226   $506,277
$1,500,000...........  $35,223   $ 81,014   $147,938   $246,563   $345,189   $443,814   $542,439
$1,600,000...........  $37,572   $ 86,415   $157,801   $263,001   $368,201   $473,402   $578,602
$1,700,000...........  $39,920   $ 91,816   $167,663   $279,438   $391,214   $502,989   $614,765
$1,800,000...........  $42,268   $ 97,216   $177,526   $295,876   $414,226   $532,577   $650,927
$1,900,000...........  $44,616   $102,617   $187,388   $312,314   $437,239   $562,164   $687,090
$2,000,000...........  $46,964   $108,018   $197,251   $328,751   $460,252   $591,752   $723,253

---------

(1) Final 5-year Average Earnings under the Pension Plans is defined as the average of the highest Final Average Earnings of any five calendar years in the ten calendar years preceding retirement. Final Average Earnings for any calendar year under the Pension Plans is defined as: W-2 compensation plus deferrals under the Company's 401(k) and Section 125 plans, plus, under the Supplemental Retirement Plan only, deferrals of base salary and annual incentive bonuses under the Supplemental Savings Plan and the Salary and Bonus Deferral Plan; less all amounts received under the 1996 Incentive Plan, any other long-term incentive plan or deferred compensation plan, moving expenses, severance pay, prizes, grievance settlements, overseas cost of living allowances, mortgage assistance and executive perquisites. Final 5-year Average Earnings is currently equal to $1,627,793, $1,211,072, $713,013, $632,719 and $430,507 for Messrs. Landuyt, Lee, Hempstead, Lushefski and Vercollone, respectively.

(2) Benefits under the Pension Plans are computed as follows: Final Average Earnings times the pension accrual for each year of service (maximum 35 years). The pension accruals are as follows:

                            YEARS OF   PENSION
                            SERVICE    ACCRUAL
                            -------    -------
                             0 - 5       5.00%
                             6 - 10      6.50%
                            11 - 15      9.50%
                           16 or more   14.00%

    The Pension Equity Plan formula calculates benefits payable as lump sums, which are then converted to life annuity benefits, payable at age 65, using an interest rate of 6.00% and the 1983 GATT mortality table for the above table. The Supplemental Retirement Plan benefit is calculated under this formula without regard to the limitations set forth in Sections 415 and 401(a)(17) of the Code. The net Supplemental Retirement Plan benefit is the difference between the benefits calculated under the Pension Equity Plan formula and the Supplemental Retirement Plan formula. All capitalized terms used in this paragraph and not otherwise defined have the meanings ascribed to them in the relevant plan document.

GRANDFATHERED PENSION BENEFITS

    When the Company converted its traditional final average pay pension plans to the Pension Equity Plan on January 1, 1999, the Company determined that all employees age 55 and older on that date would be entitled to receive a grandfathered benefit of the greater of the benefit under the formulas of their former pension plans and the formulas of the new Pension Plans. Mr. Hempstead was over 55 on that date. Accordingly, Mr. Hempstead will receive a grandfathered benefit of the greater of the aggregate benefit calculated under the Pension Equity Plan and the Supplemental Retirement Plan, and the aggregate benefit calculated under the old Millennium Chemicals Inc. Pension Plan (the 'Corporate Plan') and the old Corporate Supplemental Executive Retirement Plan (the 'Corporate SERP' and, together with the Corporate Plan, the 'Grandfathered Millennium Chemicals Pension Plans'). The following table shows Mr. Hempstead's estimated annual retirement benefit under the Grandfathered Millennium Chemicals Pension Plans. Mr. Hempstead retired in 2002 and thus will receive his retirement benefits under the Grandfathered Millennium Chemicals Pension Plans.

                GRANDFATHERED MILLENNIUM CHEMICALS PENSION PLANS

                                          ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(2)
             FINAL 5-YEAR               ---------------------------------------------------------
         AVERAGE EARNINGS(1)             5 YEARS    10 YEARS    15 YEARS    20 YEARS    25 YEARS
         -------------------             -------    --------    --------    --------    --------
$600,000..............................  $ 80,001    $160,002    $240,003    $270,000    $270,000
$700,000..............................  $ 93,335    $186,669    $280,004    $315,000    $315,000
$800,000..............................  $106,668    $213,336    $320,004    $360,000    $360,000
$900,000..............................  $120,002    $240,003    $360,005    $405,000    $405,000

---------

(1) Final 5-year Average Earnings under the Grandfathered Millennium Chemicals Pension Plans is defined as the average of the highest Final Average Earnings of any five calendar years in the ten calendar years preceding retirement. Final Average Earnings under the Corporate Plan includes base salary only. Final Average Earnings under the Corporate SERP includes base salary and annual bonuses earned under the 2001 Incentive Plan, 1996 Annual Performance Plan and prior annual bonus plans, and is equal to $713,013 for Mr. Hempstead.

(2) Annual Benefits are computed on the basis of straight-life annuity amounts. The pension benefit under the Corporate Plan is calculated as follows (a) plus (b) multiplied by (c), where (a) is the Final Average Earnings times 1.95%; (b) is that portion of Final Average Earnings in excess of Social Security Covered Compensation times .65%; and, (c) is years of Credited Service to a maximum of 25 years (the 'Corporate Retirement Plan Formula'). Annual benefits under the Corporate SERP are calculated as follows: (a) minus (b) multiplied by (c), where (a) is Final Average Earnings times 2.67%; (b) is the Social Security Benefit times 2%; and, (c) is years of Credited Service to a maximum of 25; provided, however, that the benefit payable under the Corporate SERP shall not exceed 45% of Final Average Earnings. The Corporate SERP benefit is calculated without regard to the limitations set forth in Sections 415 and 401(a)(17) of the Code (the 'Corporate SERP formula'). The net Corporate SERP benefit is the difference between the benefits calculated under the Corporate Plan formula and the Corporate SERP formula. The Social Security offset is not reflected in the above table. All capitalized terms used in this paragraph and not otherwise defined have the meanings ascribed to them in the relevant plan document.

    In addition, the Company has determined that all employees age 50 and older on January 1, 1999 with at least 15 years of service on such date would be entitled to receive a grandfathered benefit of the greater of the benefit under the formula of their former qualified pension plan and the formula of the

Pension Equity Plan. This determination will not affect the aggregate pension benefit of any of the executive officers named in the Compensation Table.

EXECUTIVE AGREEMENTS AND OTHER RELATIONSHIPS

    The following is a summary of the change-in-control agreements (the 'Agreements') that are in effect between each of the individuals named in the Summary Compensation Table and six other officers of the Company or a Company subsidiary, on the one hand, and the Company or the Company subsidiary by which each such officer is employed (the 'Employer'), on the other hand. Subject to certain surviving rights, the Agreements will terminate on September 30, 2003, provided that if a Change-in-Control (as defined) has taken place prior to termination of the Agreements, the Agreements shall continue in full force and effect during the two-year period after a Change-in-Control (the 'Post-Change-in-Control Period'). The definition of 'Change-in-Control' in the Agreements is identical to the definition of 'Change-in-Control' in the 2001 Incentive Plan, except that, for officers employed by the Company's operating subsidiaries, a sale of the stock of, or the disposition of substantially all the assets of, that subsidiary can also constitute a 'Change-in-Control.' The Agreements provide that if during the 180-day period prior to a Change-in-Control (the 'Pre-Change-in-Control Period') or the Post-Change-in-Control Period (collectively with the Pre-Change-in-Control Period, the 'Change-in-Control Protection Period'), (i) the executive terminates his or her employment for Good Reason (as defined below); (ii) a Change-in-Control occurs and during the Post-Change-in-Control Period the executive, subject to a required 180-day period of continued employment, in certain circumstances, terminates his or her employment for any reason (including death); (iii) the executive's employment is terminated by his or her Employer without Cause or due to disability during the Change-in-Control Protection Period; or, (iv) the executive's employment is terminated by his or her Employer at or after the age of 65 (in certain circumstances) during the Post-Change-in-Control Period, the executive (or, if applicable, the executive's legal representative) shall be entitled to receive: (w) in a lump sum within five days after such termination (or, if within the Pre-Change-in-Control Period, within five days after the Change-in-Control) (1) three times the highest annualized base salary paid within 180 days prior to such termination (provided that if the termination is based on disability, such payment shall be offset by the projected disability benefits to be paid by the Employer or by Employer-provided insurance), and (2) three times the highest annual bonus paid or payable to the executive for any of the previous three completed fiscal years by the Employer;
(x) three years of additional service and compensation credit for pension purposes; (y) three years of the maximum Employer contribution under any type of qualified or non-qualified defined contribution plan; and, (z) provision for the executive's and his dependents' health coverage for three years. In addition, if the payment to the executive under the Agreements, together with certain other amounts paid to the executive, exceeds certain threshold amounts and results from a change in ownership as defined in Section 280G(b)(2) of the Code, the Agreements provide that the executive will receive an additional amount to cover the federal excise tax and any interest, penalties or additions to tax with respect thereto on a 'grossed-up' basis. In addition to providing rights upon a Change-in-Control, the Agreements provide the executives with certain indemnification rights.

    In the Agreements, 'Cause' is defined as the executive's (i) willful misconduct with regard to the Employer or its affiliates that has a material adverse effect in the aggregate on the Employer and its affiliates taken as a whole; (ii) refusal to follow the proper written direction of the Board of Directors of the Employer provided that the executive does not believe in good faith that such direction is illegal, unethical or immoral and promptly notifies the appropriate board; (iii) conviction for a felony (subject to certain exceptions); (iv) breach of any fiduciary duty owed to the Employer or its affiliates which has a material adverse effect on the Company and its affiliates taken as a whole; or, (v) material fraud with regard to the Employer or its affiliates. 'Good Reason' is defined (subject to certain exceptions) as (i) a material diminution in the executive's position, duties or responsibilities from the executive's highest position held during the Pre-Change-in-Control Period or the assignment of duties or responsibilities inconsistent with such position;
(ii) removal from or the failure of the executive to be re-elected to any of his positions as an officer with the Company or the Employer; (iii) relocation of the principal executive offices of the Employer to a location more than 25 miles from where they are located at the time of a Change-in-Control or a relocation by the Employer of the executive's principal office away from such principal offices; (iv) if a Director during the Pre-Change-in-Control Period, the executive's removal or failure to be re-elected to the Company's Board of Directors; (v) a failure to continue the executive as a participant in, or to continue, any bonus program in which the executive was entitled to participate within the Pre-Change-in-Control Period; (vi) any material breach by a party other than the executive of any provision of the Agreement; (vii) a reduction by the Employer of executive's rate of annual base salary within 180 days prior to a Change-in-Control; or, (viii) failure by any successor to the Employer to assume the Agreement.

    The Agreements do not apply to a termination of employment outside of the Change-in-Control Protection Period. The Company's subsidiaries currently maintain customary severance policies applicable to their respective employees.

    In addition to the Agreements, certain other officers and management employees of the Company and its subsidiaries have agreements with their respective employers that provide severance protection upon a Change-in-Control substantially similar to that provided by the Agreements, except that
(i) amounts payable and benefits provided will be determined by a multiple of two rather than three; (ii) the definitions of 'Cause' and 'Good Reason' in certain instances afford the Employer broader rights; and, (iii) the rights of the executive upon a Change-in-Control will be less in certain instances.

    In addition to the change-in-control provisions under the executive agreements described above, the 1996 Incentive Plan and the agreements pursuant to which restricted stock and options have been awarded under the 1996 Incentive Plan provide that upon a Change-in-Control of the Company or the Employer, as applicable, unforfeited restricted stock and options will vest immediately. In addition, the unforfeited restricted stock held by any employee who is terminated by his Employer without cause (as defined) or due to his disability or death or who terminates his employment for good reason (as defined) within six months prior to a Change-in-Control, will also vest upon the Change-in-Control. Amounts credited to participants under the 2000 Executive Long-Term Incentive Plan vest and become payable upon a Change-in-Control, and unearned Executive Long-Term Incentive awards vest and become payable at the participants' target award level. Under the 2001 Incentive Plan, subject to the terms of participants' award agreements, upon the occurrence of a Change-in-Control (as defined), all options become immediately exercisable and remain exercisable throughout their entire term, and the target payout opportunities attainable under outstanding performance-based awards will vest and be deemed to have been earned for the entire performance period (or periods) based on an assumed achievement of targeted performance goals at the target level (or at such greater level if achieved) and will be distributed or paid within thirty days after the Change-in-Control. Finally, upon a Change-in-Control (as defined) of the Company or the Employer, as applicable, all amounts deferred under the Company's Salary and Bonus Deferral Plan and Supplemental Savings Plan will become payable.

    The 1996 Incentive Plan requires that employees pay all applicable withholding taxes before receiving any vested restricted stock. In order to permit executives to pay such withholding taxes and to provide for other expenses without selling shares, the Company's Board of Directors has authorized the Company to repurchase vested restricted stock, or to make loans to employees secured by their vested restricted stock. The loans have a term of one-year, renewable at the option of the Company; currently accrue interest at 5% per annum (and had accrued interest at either 6% or 7% per annum in 2001, depending on the date of the loan), payable quarterly; and, must be secured by shares that have a market value on the date of the loan of at least 125% of the loan amount. The Company has outstanding loans to its executive officers in excess of $60,000 as follows: Mr. Landuyt, $879,705; Mr. Lee, $852,861; Mr. Dowdle, $65,587; Mr.
Hanik, $310,915; Mr. Hempstead, $478,379; Mr. Lushefski, $479,377; and Mr.
Vercollone, $85,606.

                                 OTHER MATTERS

    Section 16(a) Beneficial Ownership Reporting Compliance. Section 16 of the Exchange Act ('Section 16') requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by the Company's Directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each Director or executive officer who failed to file any required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports were filed on a timely basis in 2001.

    As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

    Services of PricewaterhouseCoopers LLP. During 2001, PricewaterhouseCoopers LLP provided various audit and non-audit related services to the Company. The following summarizes the aggregate fees billed to the Company for services rendered for the year ended December 31, 2001:

        Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's consolidated financial statements for the year ended December 31, 2001, including reviews of the Company's quarterly consolidated financial statements filed on Form 10-Q and statutory audits of foreign subsidiaries, were $1,150,000.

        Financial Information Systems Design and Implementation Fees: None.

        All Other Fees: $3,879,417.

    The Audit Committee of the Board has determined that the provision of non-audit services generating 'All Other Fees' was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

               SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

    Under the rules of the SEC, any proposal of a shareholder submitted for inclusion in the Company's proxy statement for the 2003 Annual Meeting must be received by the Company by December 9, 2002 to be considered. Proposals should be addressed to, Millennium Chemicals Inc., 230 Half Mile Road, Red Bank,
NJ 07701, Attn: C. William Carmean, Senior Vice President -- General Counsel and Secretary.

                             ADDITIONAL INFORMATION

    The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock. The Company has retained Georgeson Shareholder Communications Inc. to assist in its solicitation of proxies from shareholders at a cost of $9,500, plus reimbursement of expenses.

    THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS, INCLUDING FINANCIAL STATEMENTS, IS ENCLOSED HEREWITH. THE ANNUAL REPORT TO SHAREHOLDERS INCLUDES THE COMPANY'S ANNUAL REPORT ON FORM 10-K. THE COMPANY WILL FURNISH ANY EXHIBIT TO SUCH ANNUAL REPORT ON FORM 10 -K UPON REQUEST BY A SHAREHOLDER DIRECTED TO:
INVESTOR RELATIONS, MILLENNIUM CHEMICALS INC., 230 HALF MILE ROAD, RED BANK,
NJ 07701, OR BY E-MAIL TO: IR@MILLENNIUMCHEM.COM, FOR A FEE LIMITED TO THE COMPANY'S REASONABLE EXPENSES IN FURNISHING ANY EXHIBITS.


                                          By Order of the Board of Directors,

                                          C. WILLIAM CARMEAN
                                          Senior Vice President -- General
                                          Counsel and Secretary



EVA'r' is a registered trademark of Stern Stewart & Co.

--------------------------------------------------------------------------------
                                  HOW TO VOTE

          Your vote is important. Most shareholders have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

                     ELECTRONIC ACCESS TO PROXY STATEMENTS

          Most shareholders can view future Proxy Statements and Annual Reports over the Internet rather than receiving paper copies in the mail. Please refer to page 2 of this Proxy Statement and your proxy card for further information.

                            REDUCE MULTIPLE MAILINGS

          If you are a shareholder of record and have more than one account in your name or delivered to the same address as other shareholders of record, you can authorize the Company to discontinue mailings of multiple Annual Reports. If you are a shareholder of record voting over the Internet, follow the instructions provided after you vote. If you own shares through a bank, broker or other nominee, please contact that entity to eliminate duplicate mailings. See page 1 and 2 of this Proxy Statement and your proxy card for further information.

--------------------------------------------------------------------------------

PROXY


                            MILLENNIUM CHEMICALS INC.
                            PROXY/AUTHORIZATION CARD
             Proxy Solicited on Behalf of the Board of Directors of
               the Company for the Annual Meeting of Shareholders
                            10:00 a.m., May 17, 2002

The undersigned hereby constitutes and appoints William M. Landuyt, John E. Lushefski and C. William Carmean, and each of them, true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of MILLENNIUM CHEMICALS INC. to be held at the Hilton New York, 1335 Avenue of the Americas, A Concourse, New York, NY 10019, and at any adjournments thereof, and, in their discretion, on all such other matters as may properly come before said meeting.

1. Election of two directors. Nominees for directors are: (01). William M. Landuyt and (02). Martin G. Taylor, CBE.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The Proxies cannot vote your shares unless you vote by telephone or through the Internet, as described on the reverse side, or sign and return this card.

As described in the Proxy Statement, if the undersigned is a participant in certain employee savings and stock ownership plans of the Company or certain of its affiliates, this Proxy/Authorization Card also provides voting instructions for shares held for the account of the undersigned in such plans. The Trustee for the relevant plan will vote the undersigneds shares as directed, provided voting instructions are properly received by 3:00 p.m. (Eastern Daylight Time) on May 15, 2002.

                                                                    SEE REVERSE
                                                                        SIDE

--------------------------------------------------------------------------------
       FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

                 HOW TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY
                               STATEMENTS ON-LINE

     You may receive future Millennium Chemicals Inc. Annual Reports and Proxy Statements on-line over the Internet by submitting your consent to Millennium Chemicals. This will save Millennium Chemicals postage and printing expenses and provide information to you faster.

     Most shareholders can elect to view future Annual Reports and Proxy Statements over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and you wish to consent to Internet delivery of future Annual Reports and Proxy Statements, follow the instructions set forth below.

     Log onto the Internet and go to the web site: http://www.econsent.com/mch (If you are voting your shares this year using the Internet, you can link to this web site directly from the web site where you vote your shares).

     You will be asked to consent to Internet delivery of annual meeting materials and provide your e-mail address and account number. Your account number is the 10 digit hyphenated number located above your name on this proxy card. You will not need to provide an account number if you only hold shares through the Millennium Chemicals Savings and Investment Plan or certain other benefit plans.

     If you are not a registered shareholder and you wish to consent to Internet delivery of future Annual Reports and Proxy Statements, please contact your bank, broker or other holder of record and inquire about the availability of such option for you.

     If you consent, your account will be so noted and, when the Millennium Chemicals 2002 Annual Report and the Proxy Statement for the 2003 Annual Meeting of Shareholders become available, you will be notified by e-mail as to how to access them on the Internet.

     If you do elect to receive your Millennium Chemicals materials over the Internet, you can still request paper copies by reregistering on the Internet site above, or by e-mail to ir@millenniumchem.com or by contacting Millennium Chemicals Inc. at 230 Half Mile Road, Red Bank, New Jersey 07701, Attention:
Investor Relations.

[X] Please mark your                                                  0625
    votes as in this
    example.



     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.

The Board of Directors recommends a vote FOR the election of directors and FOR proposal 2.

                  FOR        WITHHELD                                FOR   AGAINST   ABSTAIN
1. Election       [ ]           [ ]       2. Ratification of the     [ ]     [ ]       [ ]
   of Directors.                             appointment of
   (see reverse)                             Pricewaterhouse-
                                             Coopers LLP as
For, except vote withheld from the           independent
following nominee(s):                        accountants.


-------------------------------


                                                    Discontinue Annual    [ ]
                                                    Report Mailings for
                                                    this Account



SIGNATURE(S)                                            DATE       , 2002
             -----------------------------------------      ------


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


--------------------------------------------------------------------------------
       FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

                                     [LOGO]

                               THIS IS YOUR PROXY

                             YOUR VOTE IS IMPORTANT

                          VOTE BY TELEPHONE OR INTERNET
                             QUICK, EASY, IMMEDIATE

Millennium Chemicals Inc. encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or electronically through the Internet. Your telephone or Internet vote must be received by 12:00 midnight Eastern Daylight Time on May 16, 2002 (or 3:00 p.m. on May 15, 2002 for shares held in certain employee benefit plans and voted by trustees).

Telephone and Internet proxy voting is permitted under the laws of the state in which Millennium Chemicals Inc. is incorporated. Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET  LOG ON TO THE INTERNET AND GO TO THE WEB SITE:
                  http://www.eproxyvote.com/mch
   [GRAPHIC]      Click on the PROCEED icon-You will be asked to enter the
                  Voter Control Number that appears on this proxy card. Then follow the instructions.

                                          OR

VOTE BY PHONE     ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE (1-877-779-8683)
                  FROM THE U.S. AND CANADA OR DIAL 201-536-8073 FROM OTHER COUN-
  [GRAPHIC]       TRIES. You will be asked to enter the Voter Control Number that appears on this proxy card. Then follow the instructions.

                                         OR

VOTE BY MAIL      Mark, sign and date your proxy card and return it in the
                  postage-paid envelope. If you are voting by telephone or
 [GRAPHIC]        through the Internet, please do not mail your proxy card.

You can also elect to receive future Annual Reports and Proxy Statements over the Internet instead of receiving paper copies in the mail. See the reverse side of this proxy card for additional details.


                          STATEMENT OF DIFFERENCES
                          ------------------------

The copyright symbol shall be expressed as ................................ 'c'
The registered trademark symbol shall be expressed as ..................... 'r'